AMENDMENT NO. 1
                                TO THE BY-LAWS OF
                          THE ROULSTON FAMILY OF FUNDS


         The By-Laws of the Roulston Family of Funds (the "By-Laws") are hereby amended pursuant to the following provisions:

         1.       Definitions

         All capitalized terms used in this amendment which are not otherwise defined herein shall have the respective meanings given such terms in the By-Laws.

         2.       Name of By-Laws

         The heading at the beginning of the By-Laws setting forth the name of the By-Laws is hereby deleted in its entirety and replaced with the following:

                                     BY-LAWS
                                       OF
                                 ROULSTON FUNDS

         3.       Proxies

         As authorized by Article V, Section 5.7 of the Declaration of Trust, the following Article is hereby added to the By-Laws immediately following
Article XI of the By-Laws:

                                   ARTICLE XII

                                     Proxies

         12.1 General. Any transmission that creates a record capable of authentication, including, without limitation, a telegram, a cablegram, electronic mail, or an electronic, telephonic, or other transmission, that appears to have been transmitted by a person entitled to vote at a shareholders' meeting, and that appoints a proxy, shall be considered a valid appointment of a proxy for purposes of being represented at that meeting or voting at that meeting. In addition, a photographic, photostatic, facsimile transmission, or equivalent reproduction of a writing that is signed by a person entitled to vote at a shareholders' meeting, and that appoints a proxy, shall be considered a valid appointment of a proxy for purposes of being represented at that meeting or voting at that meeting. Any person whose actions are considered the valid appointment of a proxy under this Section 12.1 shall be deemed to have executed a proxy for all purposes, including without limitation, Section 5.1 of the Declaration of Trust.

         4.       Effective Date; Construction

         The effective date of this amendment is September 7, 2001, and this amendment shall be deemed to be a part of the By-Laws as of such date. In the event of any inconsistencies between the provisions of the By-Laws and this amendment, the provisions of this amendment shall control. Except as modified by this amendment, the By-Laws shall continue in full force and effect without change.